EXHIBIT 99.1

1901 Ulmerton Road, Suite 300
Clearwater, Florida 33762-2317
(727) 299-1200
www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL: AIH
Wednesday, May 12, 2004	TRADED: AMEX

ABLEST REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

     CLEARWATER, Fla., May 12 — Ablest Inc. today announced that revenue for the first quarter of fiscal 2004 reached $25.8 million, an increase of 10.9 percent or $2.5 million from the comparable quarter of the prior year. After a $734,000 increase in the provision for workers’ compensation self-insurance claims and higher state unemployment costs, the company incurred a net loss of $441,000 or 16 cents per basic and diluted share for the quarter. This compares with a net loss of $69,000 or two cents per basic and diluted share in the first quarter of 2003.

     Kurt R. Moore, president and chief executive officer, said, “I am pleased with our revenue increase in the first quarter. Requirements for staffing services were strong, particularly at several large existing client companies, and revenue was higher from both light industrial and clerical customers. I believe the increase in clerical business indicates continued economic improvement.”

     Mr. Moore added, “Our associates drove this growth utilizing our service-oriented operating culture to penetrate existing markets. It is exciting to see our associates’ intensity, ownership and passion reflected in the revenue results. In addition, we expanded our geographic footprint by opening a new branch late in the first quarter as part of our strategy to develop new markets along with existing ones.”

     He said, “Results for the quarter were negatively impacted by the increase we made in our workers’ compensation reserves and higher state unemployment costs. In the first quarter, we adjusted our estimate for workers’ compensation reserves to reflect updated loss development criteria generated from an actuarial study completed in early April 2004. Although the actuarial analysis resulted in an additional provision, we are experiencing a positive trend in workers’ compensation costs associated with new claims reported in the quarter. We believe these improvements are a result of initiatives implemented during 2003, focused on managing new occurrences and existing claims.”

     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 47 locations in the Eastern and Southwestern United States.

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PAGE 2 / ABLEST REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

     Certain statements contained in this news release, including statements regarding anticipated improvement in economic conditions and trends in worker’s compensation claims, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as such term is defined in The Private Securities Litigation Reform Act of 1995, as amended). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, changes in general economic conditions and unforeseen events impacting new worker’s compensation claims, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including its periodic reports on Forms 10-K and 10-Q.

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week
	Periods Ended
	March 28, 2004	March 30, 2003
Net service revenues	$25,770	$23,239
Cost of services	22,141	19,116

Gross profit	3,629	4,123
Selling, general and administrative expenses	4,337	4,245

Operating income (loss)	(708)	(122)

Other:
Interest income (expense), net	2	(5)
Miscellaneous, net	(5)	16

Other income (loss)	(3)	11

Income (loss) before income taxes	(711)	(111)
Income tax expense (benefit)	(270)	(42)

Net income (loss)	$(441)	$(69)

Basic net income (loss) per common share	$(0.16)	$(0.02)

Diluted net income (loss) per common share	$(0.16)	$(0.02)

Weighted average number of common shares used in computing net income (loss) per common share
Basic	2,835,951	2,861,310
Diluted	2,908,574	2,888,844

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PAGE 3/ ABLEST REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	March 28,2004	December 28,2003
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,094	$1,614
Accounts receivable, net	12,150	13,778
Prepaid expenses and other current assets	318	213
Current deferred tax asset	1,380	1,085

Total current assets	15,942	16,690
Property, plant and equipment, net	642	647
Deferred tax asset	3,920	3,920
Goodwill, net	1,283	1,283
Other assets	37	39

Total assets	$21,824	$22,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$473	$326
Accrued expenses and other current liabilities	3,884	4,438

Total current liabilities	4,357	4,764
Other liabilities	24	89

Total liabilities	4,381	4,853

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at March 28, 2004 and December 28, 2003	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,334,842 and 3,308,929 shares issued and outstanding including shares held in treasury at March 28, 2004 and December 28, 2003, respectively	167	165
Additional paid-in capital	5,174	5,018
Retained earnings	14,212	14,653
Treasury stock at cost; 457,729 shares held at March 28, 2004 and December 28, 2003	(2,110)	(2,110)

Total stockholders’ equity	17,443	17,726

Total liabilities and stockholders’ equity	$21,824	$22,579

SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer, 727-299-1200 or vlombardo@ablest.com/